Exhibit 23.02

KPMG LLP                                                Telephone (604) 691-3000
Chartered Accountants                                   Telefax   (604) 691-3031
Box 10426, 777 Dunsmuir Street                          www.kpmg.ca
Vancouver BC V7Y 1K3
Canada



CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors
Essential Innovations Technology Corp.


We consent to the use of our report dated April 23, 2003, with respect to the consolidated statements of operations, cash flows and stockholders' equity and comprehensive loss of Essential Innovations Technology Corp. for the year ended October 31, 2002, included in this registration statement and prospectus on Form SB-2 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated April 23, 2003 contains an explanatory paragraph that states that the Company has not generated positive cash flow from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Chartered Accountants
Vancouver, Canada
March 19, 2004

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 KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.